QKL STORES INC.

AMENDMENT NO. 1 TO
2009 OMNIBUS SECURITIES AND INCENTIVE PLAN

EMPLOYEE STOCK OPTION AGREEMENT

THIS AGREEMENT made as of January 30, 2010, by and between QKL Stores, Inc., a Delaware corporation (the “Company”), and Gary Crook (the “Optionee”).

WHEREAS, on September 14, 2009 the Company and the Optionee entered into an Employee Stock Option Agreement (the “Option Agreement”); and

WHEREAS, the Company and Optionee desire to amend the Option Agreement to correct the exercise price in the Option Agreement to be the closing price of the Company’s common stock on September 14, 2009.

NOW THEREFORE, the parties do hereby agree as follows.

1.           The parties hereto agree to amend Section 2 of the Option Agreement, with retroactive effect to September 14, 2009 as follows:

“2.  Grant of Option

The Committee hereby grants to the Optionee an option to purchase 20,000 shares of the Company’s Common Stock (“Shares”) for an Option price per Share equal to $7.50 (not less than the fair market value of a Share on the date of the grant of the Option (the “Option”).”

2.           Except as specifically amended hereby, the Option Agreement shall continue in full force and effect and the parties hereby reaffirm the same.

[SIGNATURE PAGE FOLLOWS]

OPTIONEE	QKL STORES INC.

/s/ Gary Crook	By:	/s/ Zhuangyi Wang

Name: Gary Crook	Its:	Chief Executive Officer